EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: John Sorensen

(914) 595-8204

VISANT CORPORATION ANNOUNCES 2005 FOURTH QUARTER AND FULL YEAR RESULTS

ARMONK, NY, March 7, 2006 — VISANT CORPORATION today announced 2005 full year consolidated net sales of $1,498.3 million, an increase of 2.5% over 2004 consolidated net sales of $1,462.2 million.  In addition, the Company reported consolidated net income for full year 2005 of $48.1 million, compared to a consolidated net loss of $90.4 million for 2004.  Visant also reported consolidated net income before net interest expense, provision for income taxes, and depreciation and amortization expense (EBITDA) of $293.1 million for full year 2005, an increase of 71.8%, versus $170.7 million for the same prior year period. Visant announced consolidated Adjusted EBITDA (as defined in the accompanying summary of financial data) of $319.7 million for full year 2005, an increase of 11.2%, compared to Adjusted EBITDA of $287.4 million for 2004.

For the fourth quarter of 2005, consolidated net sales were $338.5 million, an increase of 5.8% over $319.8 million for the comparable 2004 period.  Consolidated net income increased during the fourth quarter of 2005 to $7.9 million from a net loss of $55.7 million for the same period of 2004.  Consolidated EBITDA for the fourth quarter of 2005 totaled $66.6 million, versus an EBITDA loss of $43.9 million for the fourth quarter of 2004.  Consolidated Adjusted EBITDA (as defined in the accompanying summary of financial data) totaled $69.0 million for the fourth quarter of 2005, an increase of 11.9%, compared to Adjusted EBITDA of $61.7 million for the same period of 2004.

“Visant had a very solid 2005, and a strong fourth quarter”, commented Marc Reisch, Visant’s Chairman, President and Chief Executive Officer. “I am especially pleased that the Company has prepaid $203.5 million of bank term loans in our first fifteen months of operations.  The significant improvement in our Adjusted EBITDA margin highlights the improvement in our operations and the benefits from the cost synergies that have been realized.”

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.  It should be noted that Adjusted EBITDA as presented excludes certain non-recurring costs, including Jostens incremental diploma costs.  These higher than planned diploma production and delivery costs were incurred in connection with the manufacturing inefficiencies resulting from relocation of Jostens’ diploma operations out of the Red Wing, Minnesota manufacturing facility to certain other facilities in 2005.  These non-recurring costs were not excluded from Adjusted EBITDA as presented in previous quarters of 2005.

Supplemental data has also been provided for Visant’s segments.  Visant has further disaggregated its segment disclosure to present Jostens, Inc. (“Jostens”) in three segments: a) Jostens Yearbook, b) Jostens Scholastic and c) Jostens Photo.  Visant’s other business has been presented in two segments: a) Marketing and Publishing Services and b) Educational Textbooks.

Full Year 2005 versus 2004

Jostens reported full year 2005 net sales of $840.4 million, an increase of 4.1%, compared to $807.2 million in 2004.  Jostens’ Scholastic business reported full year 2005 net sales of $425.0 million, an increase of 4.7% over the $406.1 million in 2004. This year-over-year increase was primarily attributable to stronger sales of both class rings and graduation products, as well as pricing increases.  Jostens’ Yearbook business reported full year 2005 net sales of $348.5 million, an increase of 4.5% over the $333.6 million in 2004, due to stronger sales volume as well as pricing increases.  Jostens’ Photo segment reported full year 2005 net sales of $66.9 million, versus $67.5 million in 2004.

Visant’s Marketing and Publishing Services segment reported 2005 net sales of $479.3 million, an increase of 2.6% over the $467.0 million reported in 2004.  This growth was primarily attributable to increased direct marketing and sampling volume, partially offset by a reduction in sales of approximately $12.2 million related to the closure of the Frederick, Maryland facility during the first quarter of 2005.  Net sales for Visant’s Educational Textbooks business were $187.0 million for full year 2005, a decrease of 4.0%, compared to $194.7 million of net sales in 2004.  The decrease in net sales from textbooks was primarily attributable to lower pricing and lower sales of paper to customers.

Jostens reported full year 2005 Adjusted EBITDA of $200.1 million, an increase of 17.4% or $29.6 million, compared to $170.5 million in 2004.  Jostens’ Scholastic business reported full year 2005 Adjusted EBITDA of $82.3 million, an increase of 15.5% over the $71.3 million reported in 2004, primarily due to increased net sales and cost reductions in 2005.  This Adjusted EBITDA amount excludes $14.7 million of higher than planned diploma production and delivery costs in connection with the manufacturing inefficiencies resulting from relocation of Jostens’ diploma operations out of its Red Wing, Minnesota manufacturing facility to certain other facilities in 2005.  Jostens’ Yearbook business reported full year 2005 Adjusted EBITDA of $110.7 million, an increase of 18.6% over the $93.3 million reported in 2004 as a result of higher net sales, operating synergies and other cost reductions.  The increase in Adjusted EBITDA from 2004 to 2005 of Jostens Scholastic and Jostens Yearbook included $3.2 million and $1.8 million, respectively, due to a reclassification from selling expense to amortization expense.  Excluding the effect of this reclassification, the full year 2005 Adjusted EBITDA of Jostens Scholastic and Jostens Yearbook increased 10.9% and 16.7%, respectively, over 2004.  Jostens’ Photo segment reported Adjusted EBITDA of $7.1 million, an increase of 20.1% from the $5.9 million reported in 2004, as a result of cost reductions.

Visant’s Marketing and Publishing Services segment reported full year 2005 Adjusted EBITDA of $90.7 million, an increase of 13.9%, as compared to 2004 Adjusted EBITDA of $79.6 million.  This improvement was primarily attributable to growth in sales of direct marketing and sampling materials as well as savings from operating synergies and other cost reductions in 2005.  Adjusted EBITDA for Visant’s Educational Textbooks business was $28.9 million for 2005, a decrease of 22.5%, as compared to $37.3 million of Adjusted EBITDA in 2004.  This decrease was attributable to lower pricing and significant operating inefficiencies during peak production periods, offset in part by cost reductions from operating synergies.

Fourth Quarter 2005 versus 2004

Net sales for Jostens were $189.9 million for the fourth quarter of 2005, an increase of 4.0%, compared to $182.7 million in the fourth quarter of 2004.  Jostens’ Scholastic business reported net sales in the fourth quarter of 2005 of $127.4 million, an increase of 10.2% over the fourth quarter of 2004. This period-over-period increase was primarily attributable to stronger sales of class rings and graduation products.  Jostens’ Yearbook business reported fourth quarter 2005 net sales of $27.8 million, a decrease of 3.5% compared to the $28.8 million reported in the fourth quarter of 2004, due to the timing of shipments.  Jostens’ Photo segment reported fourth quarter 2005 net sales of $34.7 million, down 9.3% from the $38.2 million recorded in the comparable period of 2004, resulting from a reduction in the number of accounts.

Visant’s Marketing and Publishing Services segment reported fourth quarter 2005 revenues of $117.7 million, an increase of 9.9%, as compared to 2004’s fourth quarter net sales of $107.1 million.  This increase was primarily attributable to growth in sales of direct marketing and sampling materials in the fourth quarter of 2005.  Net sales for Visant’s Educational Textbooks business in the quarter were $32.7 million for 2005, an increase of 3.8% over the $31.5 million of net sales in the fourth quarter of 2004, due to higher sales of paper to customers.

Jostens reported fourth quarter 2005 Adjusted EBITDA of $46.0 million, an increase of 5.6% or $2.4 million, compared to $43.5 million in the 2004 fourth quarter.  Jostens’ Scholastic business reported fourth quarter 2005 Adjusted EBITDA of $34.7 million, an increase of 14.4% over the $30.3 million reported in 2004 fourth quarter, primarily due to higher net sales in the fourth quarter of 2005.  Jostens’ Yearbook business reported $0.1 million of an Adjusted EBITDA loss, versus $0.8 million of Adjusted EBITDA in the fourth quarter of 2004.  This decrease was a primarily a result of the lower sales during the quarter.  Fourth quarter 2005 Adjusted EBITDA of Jostens Scholastic and Jostens Yearbook increased $0.8 million and $0.5 million, respectively, versus the fourth quarter of 2004 due to a reclassification from selling expense to amortization expense.  Jostens’ Photo segment reported Adjusted EBITDA of $11.3 million, a decrease from the $12.3 million recorded in the fourth quarter of 2004.  This decrease was the result of lower sales volume during the fourth quarter of 2005.

Visant’s Marketing and Publishing Services segment reported fourth quarter 2005 Adjusted EBITDA of $21.1 million, an increase of 49.8% as compared to 2004 fourth quarter Adjusted EBITDA of $14.1 million.  This improvement was primarily attributable to growth in sales of direct marketing and sampling materials as well as savings from our operating synergies.  Fourth quarter 2005 Adjusted EBITDA for Visant’s Educational Textbooks business was $1.9 million, a decrease of $2.1 million as compared to $4.0 million of Adjusted EBITDA reported in the fourth quarter of 2004.  This decrease was attributable to higher period-over-period costs.

As of December 31, 2005, Visant Corporation’s consolidated debt was $1,328.4 million, including $11.9 million outstanding under its Canadian revolving line of credit. Visant’s cash position at December 31, 2005 totaled $19.9 million.  In December 2005, Visant voluntarily pre-paid an additional $90.0 million under its Term Loan A and an additional $10.0 million of Term Loan C under its senior secured credit facilities.  With these prepayments, the outstanding balance at December 31, 2005 under the Term Loan A was extinguished and the balance under the Term Loan C was reduced to $816.5 million.  Since the consummation of the transactions that formed Visant in October 2004, Visant has made voluntary pre-payments on its bank term loans of $203.5 million, representing the originally scheduled payments through most of 2010. Visant used cash flow generated from operations and $6.1 million from proceeds of equity investments by certain members of management during 2005 to make these pre-payments.

Visant Corporation’s parent, Visant Holding Corp., additionally had senior discount notes with an accreted value of $184.7 million and cash of $0.8 million as of December 31, 2005.

Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation.  Jostens’ operations are reported in three segments: a) Jostens Scholastic, which includes the production of class rings and graduation products, b) Jostens Yearbook and c) Jostens Photo, which provides school photography services

Visant’s Marketing and Publishing Services produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative printed products and services to the direct marketing sector.  The group also produces test and supplemental materials and related components for educational publishers.  Visant’s Educational Textbook segment is primarily engaged in the production of four-color case bound educational textbooks.

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results, to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them.  Such risks and uncertainties include, but are not limited to, the following:  our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; control by our controlling stockholders; our dependency on the sale of school textbooks, the textbook adoption cycle and levels of government funding for education spending; Jostens’ reliance on independent sales representatives; and the failure of our sampling systems to comply with U.S. postal regulations.  These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements.  We caution that the foregoing list of important factors is not exclusive.  Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The foregoing information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the Company’s historical condensed consolidated financial statements.  The Company presents this information because management uses it to monitor and evaluate the Company’s ongoing operating results and trends.  The Company believes this information provides investors with an understanding of the Company’s operating performance over comparative periods and because the covenants in its debt agreements are tied to these measures.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Twelve months ended
	December 31,	January 1,	December 31,	January 1,
In thousands	2005	2005	2005	2005
Net sales	$338,544	$319,849	$1,498,250	$1,462,161
Cost of products sold	184,771	193,847	870,357	914,964
Gross profit	153,773	126,002	627,893	547,197
Selling and administrative expenses	111,144	105,503	434,408	434,052
Loss (gain) on disposal of fixed assets	715	159	(2,763)	145
Special charges	(209)	25,741	8,532	31,562
Operating income (loss)	42,123	(5,401)	187,716	81,438
Interest expense, net	27,575	26,047	107,195	143,817
Loss on redemption of debt	—	75,429	—	75,849
Other income	—	(1,092)	—	(1,092)
Income (loss) before income taxes	14,548	(105,785)	80,521	(137,136)
Provision for (benefit from) income taxes	6,692	(50,047)	32,421	(46,728)
Net income (loss)	$7,856	$(55,738)	$48,100	$(90,408)

Adjusted EBITDA (1)	$68,958	$61,652	$319,679	$287,376

Adjusted EBITDA Reconciliation:

In thousands
Net income (loss)	$7,856	$(55,738)	$48,100	$(90,408)
Interest expense, net	27,575	26,047	107,195	143,817
Provision for (benefit from) income taxes	6,692	(50,047)	32,421	(46,728)
Reclassification to amortization expense (2)	1,270	—	5,080	—
Depreciation and amortization expense	23,191	35,819	100,345	163,977
EBITDA	66,584	(43,919)	293,141	170,658

Special charges (3)	(209)	25,741	8,532	31,562
Loss on redemption of debt	—	75,429	—	75,849
Jostens diploma incremental costs	—	—	14,734	—
Loss (gain) on disposal of fixed assets (4)	715	159	(2,763)	145
Other (5)	1,868	4,242	6,035	9,162
Adjusted EBITDA (1)	$68,958	$61,652	$319,679	$287,376

(1)

Adjusted EBITDA is defined as net income (loss) plus net interest expense, income taxes, and depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(2)	A reclassification was made that reduced selling expense and increased amortization expense, resulting in an increase of EBITDA and Adjusted EBITDA, but no change in operating income.

(3)	Consists of restructuring costs and residual costs incurred in connection with the October 4, 2004 transactions that formed Visant.

(4)	Primarily includes gains on the sale of the Marketing and Publishing Services segment’s Frederick, Maryland facility and Jostens Scholastic’s Red Wing, Minnesota facility.

(5)

Consists primarily of management and advisory fees and certain non-recurring items, including $3.0 million of consulting fees in the full year of 2005. In addition, costs related to the 2004 shutdown of Jostens Scholastic’s Red Wing, Minnesota plant of $3.7 million and $2.2 million are included in the full year 2004 and fourth quarter of 2004 periods, respectively.

VISANT CORPORATION AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL DATA

	Three months ended
	December 31,	January 1,
In thousands	2005	2005	$ Change	% Change
Net sales
Jostens Scholastic	$127,438	$115,658	$11,780	10.2%
Jostens Yearbook	27,820	28,817	(997)	(3.5)%
Jostens Photo	34,642	38,197	(3,555)	(9.3)%
Marketing and Publishing Services	117,659	107,072	10,587	9.9%
Educational Textbook	32,656	31,452	1,204	3.8%
Inter-segment eliminations	(1,671)	(1,347)	(324)	NM
	$338,544	$319,849	$18,695	5.8%
Adjusted EBITDA
Jostens Scholastic	$34,682	$30,317	$4,365	14.4%
Jostens Yearbook	(61)	849	(910)	(107.2)%
Jostens Photo	11,330	12,341	(1,011)	(8.2)%
Marketing and Publishing Services	21,141	14,111	7,030	49.8%
Educational Textbook	1,866	4,034	(2,168)	(53.7)%
	$68,958	$61,652	$7,306	11.9%

NM = not meaningful

	Twelve months ended
	December 31,	January 1,
In thousands	2005	2005	$ Change	% Change
Net sales
Jostens Scholastic	$424,984	$406,081	$18,903	4.7%
Jostens Yearbook	348,512	333,623	14,889	4.5%
Jostens Photo	66,893	67,535	(642)	(1.0)%
Marketing and Publishing Services	479,269	466,975	12,294	2.6%
Educational Textbook	186,968	194,722	(7,754)	(4.0)%
Inter-segment eliminations	(8,376)	(6,775)	(1,601)	NM
	$1,498,250	$1,462,161	$36,089	2.5%
Adjusted EBITDA
Jostens Scholastic	$82,344	$71,312	$11,032	15.5%
Jostens Yearbook	110,684	93,296	17,388	18.6%
Jostens Photo	7,049	5,870	1,179	20.1%
Marketing and Publishing Services	90,705	79,626	11,079	13.9%
Educational Textbook	28,897	37,272	(8,375)	(22.5)%
	$319,679	$287,376	$32,303	11.2%